Contact Information

Liz Aune	Maury Austin
Director of Communications	Chief Financial Officer
Vicinity Corporation	Vicinity Corporation
408-543-3039	408-543-3029
laune@vicinity.com	maustin@vicinity.com

Vicinity Responds to Patent Claims

    SUNNYVALE, Calif., December 18, 2001—Vicinity Corporation (Nasdaq: VCNT), a leading provider of Web, wireless and speech-based Enterprise Location Services (ELS) solutions, said today that is has been served with a patent infringement lawsuit filed by Murex Licensing Corporation and an affiliate in federal court in Virginia. Three other corporations are also named as defendants in the complaint.

    "As previously mentioned in our SEC filings, we believe these claims are without merit and we intend to vigorously defend this lawsuit," said Chuck Berger, president and CEO of Vicinity Corporation.

    The lawsuit alleges, among other things, that Vicinity's ELS and Vicinity Location ServerSM technology infringe patents owned by the plaintiffs. The remedies sought by the lawsuit include damages, a permanent injunction, attorneys fees and costs.

About Vicinity Corporation

    Vicinity Corporation is a leading provider of Enterprise Location Services solutions to Global 2000 companies across Web, wireless and speech platforms. Vicinity's suite of services includes the Vicinity Location ServerSM along with a comprehensive portfolio of application services and application programming interfaces (APIs) that embed location intelligence deep within existing enterprise applications.

    Vicinity's customers include Domino's Pizza, Ericsson, FedEx, Ford, GM, Hilton Hotels Corporation, Marriott International, McDonald's, NEC, Pizza Hut, Renault, Starbucks, Starwood Hotels & Resorts Worldwide, Taco Bell, Toyota and UPS.

    Vicinity was established in 1995 and is headquartered in Sunnyvale, California. Vicinity® is a registered service mark and Vicinity Location ServerSM is a service mark of Vicinity Corporation. All other names or product names are trademarks of their respective companies.

Business Risks and Forward-Looking Statements

    This press release contains forward-looking statements relating to the outcome of the recently filed lawsuit described above. As we have previously disclosed in our SEC reports, in the past Murex has also asserted that it expects additional patents, including patent claims allegedly covering our services, to be issued to Murex in the future. We are unable at this time to evaluate the merits of any patent infringement claims Murex may assert against our company in the future based on patent claims which have not been issued, or which otherwise have not been brought to our attention. Notwithstanding the existence of meritorious defenses, any litigation over the scope and application of patents or similar intellectual property claims could involve significant costs of defense and involve risks and uncertainties, particularly in light of the fact that the products and services that are the subject of the litigation described above are material to our business.

    For a further discussion of risks associated with the Vicinity's business, please see the discussion under the caption, "Factors That May Affect Future Results" in the Company's Annual Report on Form 10-Q for the fiscal quarter ended October 31, 2001, and the other reports that have been filed by Vicinity with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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